Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 9, 2005
Contact:
Philip J. Pantano
Seneca Gaming Corp.
716-278-2598

SENECA GAMING CORPORATION ANNOUNCES RETURN OF

PRESIDENT AND CEO JOHN PASQUALONI

NIAGARA FALLS, NEW YORK — The Seneca Gaming Corporation announced today that President and CEO John Pasqualoni has returned full-time to the organization after a brief medical leave.

On August 15, 2005, Pasqualoni commenced a temporary medical leave of absence. At that time, the Seneca Gaming Corporation Board of Directors appointed Joseph A. D’Amato, Senior Vice President, Finance and Administration, as officer in charge of operations and to assume Pasqualoni’s responsibilities until his return.

Pasqualoni was named President and CEO of Seneca Gaming Corp. in June 2005. He joined Seneca Gaming Corp. as Vice President of Slot Operations/Marketing in October 2002, two months prior to the opening of Seneca Niagara Casino and was promoted to Senior Vice President in June 2004. He was appointed Chief Operating Officer in February 2005, and assumed the role of Interim President and CEO two months later. Pasqualoni has more than 27 years of experience in the gaming industry,having served in senior management positions at Resorts International Hotel and Casino, Foxwoods Resort Casino, Bally’s Park Place and Trump Plaza.

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 “We are very happy to have John back with us to help lead our Class III gaming operations during what is a very important and critical time,” Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of the Seneca Gaming Corporation, said. “I have every confidence that John will step back in and help our operations achieve their full potential.”

“On behalf of the Board of Directors, I would also like to thank Joe D’Amato for the service and leadership he provided in John’s absence,” Snyder said.

                Pasqualoni returns to his position at a time when the Seneca Nation of Indians and the Seneca Gaming Corporation have active development projects happening at three locations.

Seneca Niagara Falls Gaming Corporation is continuing its progress on the new, 26-story Seneca Niagara Casino & Hotel project on the Niagara Falls Territory. A partial opening of the new hotel is planned for December 31, 2005, when 10 floors of hotel rooms, two new restaurants and the Seneca Event Center are expected to be unveiled to the public. The anticipated completion date for the entire project is March 31, 2006.

                Seneca Territory Gaming Corporation recently broke ground on a 220-room hotel and casino project in the City of Salamanca, on the Allegany Territory. The project is expected to be completed in October 2006.

                Also, the Seneca Nation announced last month that it has acquired approximately nine acres of land in the City of Buffalo for the purpose of developing its third Class III casino operation in Western New York. The Nation — State Gaming Compact Between The Seneca Nation of Indians and The State of New York, which was approved on October 25, 2002, grants the Nation the exclusive right to establish and operate three Class III gaming facilities in Western New York.

                “The Nation’s casino operations have been a tremendous success not only for the Seneca Nation and its people, but for the region as well, providing premier entertainment destinations and creating thousands of jobs and significant economic benefits,”

Pasqualoni said. “I look forward to the challenge of enhancing the atmosphere that our patrons enjoy and the performance of our operations at Seneca Niagara Casino and Seneca Allegany Casino, in addition to the opportunity to develop a new operation in Erie County.”

Seneca Gaming Corporation is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (Nation) that operates all of the Nation’s Class III gaming operations in Western New York. Seneca Gaming Corporation, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (SNFGC) and Seneca Territory Gaming Corporation (STGC), currently operates two casinos on the Niagara Falls Territory (Seneca Niagara Casino) and the Allegany Territory (Seneca Allegany Casino), respectively.

Forward-Looking Statements

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, “goal”, “confidence”, “can”, “opportunity”, “looking forward” and words of similar meaning, as they relate to SGC and its management, indicate forward looking statements.  Similarly, statements that describe our plans, business, strategy, or goals are all forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this release, including, but not limited to, our ability to enhance our casinos or the performance of our casino operations; and our ability to develop a new casino in Buffalo.  Additional information concerning potential factors that could affect SGC and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of SGC with the Securities and Exchange Commission.

SGC disclaims any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.